Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Inquiries
Gina Birdsall	Janelle Stevenson
Investor Relations	Corporate Communications
301/998-8265	301/998-8185
gbirdsall@federalrealty.com	jmstevenson@federalrealty.com

FEDERAL REALTY INVESTMENT TRUST ANNOUNCES CASH TENDER OFFER

FOR ANY AND ALL OF ITS 8.75% NOTES DUE 2009

ROCKVILLE, Md. (May 26, 2009) – Federal Realty Investment Trust (NYSE: FRT) today announced that it has commenced a cash tender offer for any and all of its $163,855,000 principal amount of outstanding 8.75% Notes due 2009 (CUSIP No. 313747AG2) (the “Securities”). The Trust intends to pay for all of the Securities purchased pursuant to the tender offer by utilizing cash on hand and its revolving credit facility. The Offer to Purchase, dated today, and the related letter of transmittal, set forth the terms of the tender offer.

Upon the terms and subject to the conditions of the tender offer, the Securities will be purchased at a purchase price of $1,020 per $1,000 in principal amount of such Securities that are validly tendered and accepted for purchase, plus accrued and unpaid interest to, but not including, the date on which the Securities are purchased. The tender offer will expire at 5:00 p.m., New York City time, on Wednesday, June 3, 2009, unless extended by the Company (the “Expiration Date”). Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Tendered Securities may be withdrawn prior to, but not after, the Expiration Date.

The tender offer is conditioned upon the satisfaction of certain customary conditions described in the Offer to Purchase. The tender offer is not conditioned upon the tender of any minimum principal amount of Securities. Subject to applicable law, the Trust may, at its sole discretion, waive any condition applicable to the tender offer and may extend the tender offer. Under certain conditions and as more fully described in the Offer to Purchase, the Trust may terminate the tender offer before the Expiration Date.

The Company has retained Citi and Wachovia Securities to serve as Dealer Managers and has retained Global Bondholder Services Corporation to serve as the information agent for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 or (866) 470-3900, or in writing at 65 Broadway—Suite 723, New York, NY, 10006, Attention: Corporate Actions. Questions regarding the tender offer may be directed to Citi at (800) 558-3745 (toll free) and to Wachovia Securities at (704) 715-8341 (collect) or (866) 309-6316 (toll-free).

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FEDERAL REALTY INVESTMENT TRUST ANNOUNCES CASH TENDER OFFER

FOR ANY AND ALL OF ITS 8.75% NOTES DUE 2009

May 26, 2009

Neither the Trust, the board of trustees of the Trust, the information agent nor either of the Dealer Managers makes any recommendation as to whether holders of the Securities should tender or refrain from tendering Securities. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Securities or any other securities. The offer is made only by the Offer to Purchase and the related letter of transmittal.

About Federal Realty

Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management and redevelopment of high quality retail assets. Federal Realty’s portfolio (excluding joint venture properties) contains approximately 18.1 million square feet located primarily in strategically selected metropolitan markets in the Northeast, Mid-Atlantic, and California. In addition, the Trust has an ownership interest in approximately 1.0 million square feet of retail space through a joint venture in which the Trust has a 30% interest. Our operating portfolio (excluding joint venture properties) was 94.2% leased to national, regional, and local retailers as of March 31, 2009, with no single tenant accounting for more than approximately 2.6% of annualized base rent. Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and has increased its dividend rate for 41 consecutive years, the longest record in the REIT industry. Federal Realty is an S&P MidCap 400 company and its shares are traded on the NYSE under the symbol FRT.

Safe Harbor Language

Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Although Federal Realty believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K filed on February 26, 2009 and include the following:

•	risks that our tenants will not pay rent or that we may be unable to renew leases or re-let space at favorable rents as leases expire;

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risks that we may not be able to proceed with or obtain necessary approvals for any redevelopment or renovation project, and that completion of anticipated or ongoing property redevelopments or renovations may cost more, take more time to complete, or fail to perform as expected;

•	risks that the number of properties we acquire for our own account, and therefore the amount of capital we invest in acquisitions, may be impacted by our real estate partnership;

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FEDERAL REALTY INVESTMENT TRUST ANNOUNCES CASH TENDER OFFER

FOR ANY AND ALL OF ITS 8.75% NOTES DUE 2009

May 26, 2009

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risks normally associated with the real estate industry, including risks that occupancy levels at our properties and the amount of rent that we receive from our properties may be lower than expected, that new acquisitions may fail to perform as expected, that competition for acquisitions could result in increased prices for acquisitions, that environmental issues may develop at our properties and result in unanticipated costs, and, because real estate is illiquid, that we may not be able to sell properties when appropriate;

•	risks that our growth will be limited if we cannot obtain additional capital;

•

risks of financing, such as our ability to consummate additional financings or obtain replacement financing on terms which are acceptable to us, our ability to close any pending financing activities, our ability to meet existing financial covenants and the limitations imposed on our operations by those covenants, and the possibility of increases in interest rates that would result in increased interest expense; and

•

risks related to our status as a real estate investment trust, commonly referred to as a REIT, for federal income tax purposes, such as the existence of complex tax regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation, and the adverse consequences of the failure to qualify as a REIT.

Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K filed February 26, 2009.

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